Exhibit 3.328

PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “TRIAD NEVADA HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SEVENTEENTH DAY OF DECEMBER, A.D. 2007, AT 10:50 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “TRIAD NEVADA HOLDINGS, LLC” .

/s/ Jeffrey W. Bullock
4474764 8100H	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9120400
111142377	DATE: 10-27-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:05 AM 12/17/2007
FILED 10:50 AM 12/17/2007
SRV 071328242 – 4474764 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Triad Nevada Holdings, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is” .

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Triad Nevada Holdings, LLC this 17 day of December, 2007.

BY:	/s/ Robin J. Keck
Authorized Person(s)

NAME:	Robin J. Keck, Organizer
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